EXHIBIT 99.1

Contact:	Kerri C. Kinney
Chief Financial Officer
(205) 429-1001

COMMUNITY BANCSHARES REPORTS

RESULTS OF OPERATIONS FOR THE SECOND QUARTER OF 2005

BLOUNTSVILLE, AL – (July 22, 2005) - Community Bancshares, Inc. (OTC: COMB) (the “Company”) today reported that its net income for the sixth months ended June 30, 2005 was $452,000, or $0.05 per share on a basic and a diluted basis, representing an increase of $167,000, or 58.6%, from the Company’s net income of $285,000, or $0.04 per share and $0.03 per share on a basic and a diluted basis, respectively, for the same period during 2004. The Company’s net income for the year ended December 31, 2004 was $177,000, compared to a net loss of $13.1 million at December 31, 2003. The Company also reported:

•	continued improvement in the Company’s asset quality, as nonperforming assets declined to $11.4 million at June 30, 2005, representing a decrease of $1.2 million, or 10.5%, from March 31, 2005, and a decrease of $5.3 million, or 31.7%, from June 30, 2004;

•	continued improvement in loan net charge-offs as a percentage of average total loans, which, after previously reaching levels of 3.43% and 2.06% for the years 2004 and 2003, respectively, was only 0.30% for the first six months of 2005;

•	additional resolutions of litigation matters that have been distracting and costly to the Company;

•	further expansion into the attractive Huntsville, Alabama market with the purchase of a branch building; and

•	increased loan fees as a result of the Company’s ongoing business development efforts, including the purchase of American Family Mortgage, which is now operating as a division of the Company’s wholly owned commercial banking subsidiary, Community Bank.

Mr. Patrick M. Frawley, the Company’s Chairman, Chief Executive Officer and President stated, “As we had anticipated, the Company continues to recover from the troubled position it faced as a result of the actions of prior management. The difficulties presented to the Company in the form of problem assets, litigation and regulatory restrictions have continued to abate, and the Company is beginning to again experience new, quality growth in its market areas.” Mr. Frawley cautioned, “It took several years for the Company to become troubled, and, similarly, it will take several years for a full and sustained recovery to be realized. However, we are very pleased with our progress to date, and we expect our results to continue to steadily improve and be reflective of all our commitment and efforts.”

Balance Sheet

The Company’s loans totaled $319.0 million at June 30, 2005, an increase of $18.6 million, or 6.2%, from $300.4 million at December 31, 2004. The Company expects to continue to pursue its current goal of achieving quality loan growth, which the Company continues to believe is an integral part of future profitability. The Company also plans to expand its business into more demographically attractive markets, starting with a new branch in Huntsville, Alabama presently scheduled to open for business in August 2005.

Net Interest Income

The Company experienced a $0.1 million, or 1.1%, increase in net interest income, from $9.4 million for the six months ended June 30, 2004 to $9.5 million for the six months ended June 30, 2005. This slight increase is the result of the Company’s initial success in its efforts to shift asset balances from investment securities to higher yielding loans. Increased loan fees from production activities that are included in interest income also have contributed to higher levels of net interest income. The increase in interest income is partially offset by increases in the cost of deposits due to the relatively higher interest rate environment, but is further enhanced by the reduction in interest expense on the Company’s outstanding junior subordinated debt since the September 2004 payment of previously deferred interest.

Provision for Loan Losses

The Company’s provision for loans losses was $345,000 for the six months ended June 30, 2005, compared to $377,000 for the same period in 2004, representing a $32,000, or 8.5 % decrease. During the second quarter of 2005, the Company experienced a large recovery of $333,000 on a previously charged off loan. Net charge-offs were $467,000 during the six months ended June 30, 2005, representing 0.30% of average loans on an annualized basis. The Company believes that asset quality remains sound and currently expects that charge-offs will remain lower than in previous quarters, which should result in relatively lower provisions for loan losses. However, because the Company presently anticipates continued loan growth, the Company will continue to make the appropriate related provisions for loan losses as necessary.

Noninterest income

The Company received $625,000 from the settlement of certain litigation during the first quarter of 2005, resulting in a $0.6 million, or 19.3%, increase in noninterest income (excluding securities gains or losses), from $3.1 million for the first six months of 2004 to $3.7 million for the same period in 2005. Securities gains for the six month period ended June 30, 2004 were $238,000 compared to securities losses of $39,000 during the same period in 2005. At the end of the first quarter of 2005, the Company implemented strategies designed to increase noninterest income through service charges on deposit accounts. While the strategies implemented have produced modest increases in service charges on deposit accounts, the increases have thus far been offset by modest decreases in other categories of noninterest income, such as insurance commissions.

Noninterest Expenses

The Company experienced a slight increase in noninterest expense of $0.1 million, or 0.8%, from $12.0 million for the first six months of 2004 to $12.1 million for the first six months of 2005. The increase in noninterest expense is relatively small and is largely the result of the Company’s expansion activities including the purchase of American Family Mortgage as well the expansion in the Huntsville, Alabama market where the Company is opening a new bank branch facility and a new finance company location.

About Community Bancshares, Inc.

Community Bank, the principal subsidiary of Community Bancshares, Inc., headquartered in Blountsville, Alabama, had total assets at June 30, 2005 of approximately $530 million and operates 18 banking offices in Alabama providing a full line of financial services to individual and corporate customers. In addition, the Bank operates a consumer finance company with 15 offices in North Alabama, a full-service insurance agency based in Huntsville, Alabama and a mortgage division based in Hartselle, Alabama.

Cautionary Notice Regarding Forward-Looking Statements

This press release may include forward-looking statements within the meaning and subject to the protection of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements related to the Company’s expectations regarding: declines in the rate of loan charge-offs; positive trends in quality loan growth; the Company’s ability to successfully and efficiently expand into new market areas; lower provisions for loan losses; the Company’s ability to continue to realize improvements in its asset quality; the Company’s resolution of and ability to resolve litigation matters; and the Company’s ability to realize success from its noninterest income strategies implemented. These forward-looking statements are based on information presently available to the Company’s management and are subject to various risks and uncertainties, including, without limitation, future economic or business conditions, including, in particular, the effects of such conditions on the Company’s customers; the Bank’s ability to continue to develop, implement and modify, as appropriate, its business strategies; governmental monetary and fiscal policies, as well as legislative and regulatory changes; the risks of changes in interest rates on the levels, composition and costs of deposits, loan demand, and the values of loan collateral, securities, and interest sensitive assets and liabilities; interest rate risks and credit risks of borrowers; the effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services; the failure of assumptions underlying the establishment of the allowance for loan losses and other estimates; the uncertainty and costs of litigation; difficulties with, or changes in the cost or effectiveness of technology and/or products; and other factors and other information discussed in any of the Company’s current, periodic and other reports and documents filed with the Securities and Exchange Commission under the Exchange Act of 1934. These forward-looking statements speak only as of the date hereof, and the Company does not undertake, and expressly disclaims, any obligation to update these forward-looking statements.

Earnings Summary:

(Amounts in thousands except per share data and shares outstanding)

	(Unaudited) Six months ended June 30,		Twelve months ended December 31,

	2005	2004	2004	2003
Total interest income	$16,150	$15,688	$31,301	$33,125
Total interest expense	6,659	6,307	12,626	14,265
Net interest income	9,491	9,381	18,675	18,860
Provision for loan losses	345	377	987	11,381
Net interest income after provision for loan losses	9,146	9,004	17,688	7,479
Net securities gains (losses)	(39)	238	193	1,103
Other noninterest income	3,684	3,087	6,638	5,911
Noninterest expense	12,073	12,003	24,466	36,179
Income before income taxes	718	326	53	(21,687)
Income taxes (benefit)	266	41	(123)	(8,587)
Net income (loss)	452	285	177	(13,100)

Basic net income (loss) per share	$0.05	$0.04	$0.02	$(2.79)
Diluted net income (loss) per share	$0.05	$0.03	$0.02	$(2.79)
Basic weighted average number of shares outstanding	8,518,566	8,114,037	8,270,870	4,695,380
Diluted weighted average number of shares outstanding	8,695,571	8,140,057	8,350,491	4,695,380

Balance Sheet Summary:

(Amounts in thousands except per share data)

	(Unaudited) As of June 30, 2005		As of December 31, 2004		As of December 31, 2003
Total assets	$535,902		$553,424		$558,555
Loans, net of unearned discount	319,016		300,380		316,207
Allowance for loan losses	4,503		4,625		14,358
Total deposits	432,318		448,627		453,946
Total long-term debt	48,310		48,310		51,169
Stockholders’ equity	43,686		42,877		35,318
Book value per share	5.11		5.05		5.22

Selected Ratios:

	(Unaudited) As of June 30, 2005		As of December 31, 2004		As of December 31, 2003
Average common equity to average assets	7.83%		8.53%		6.64%
Average loans to average total deposits	69.54%		70.37%		73.15%
Return (loss) on average assets, annualized	0.17%		0.03%		(2.35)%
Return (loss) on average equity, annualized	2.11%		0.38%		(35.42)%
Allowance for loan losses as a % of total loans	1.41%		1.54%		4.51%
Allowance for loan losses to nonperforming loans	4.39	X	2.81	X	0.84	X
Net charge-offs to average loans, annualized	0.30%		3.43%		2.06%